Registration No. 333-189311

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PUB CRAWL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7389
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

PUB CRAWL HOLDINGS, INC.	National Registered Agents Inc. of NV
801 West Bay Drive, Suite 470	1000 East Williams Street, Suite 204
Largo, Florida 33770	Carson City, Idaho 89701
(727) 330-2731	(800) 550-6724
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington   99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling Shareholders	48,000,000	$0.0135	$648,000	$88.39

Total	48,000,000	$0.0135	$648,000	$88.39

[1]         Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

PUB CRAWL HOLDINGS, INC.
48,000,000 Shares of Common Stock by Selling Shareholders

We are registering for sale by selling shareholders 48,000,000  shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices or privately negotiated prices.  We are paying all expenses incidental to the registration of the shares.

Our common stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTC BB”) under the symbol “PBCW” and has traded on a limited basis.  The last reported sales price per share of our common stock as reported on the OTC BB on June 10, 2013 was $0.0135.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated in the State of Nevada on May 27, 2010 to operate as an Internet-based company specializing in providing information on happy hours, drink specials, nightly specials and “pub crawls” for bars and restaurants in San Diego, California.  On November 28, 2012 we acquired all of the issued and outstanding common stock of Mobile Dynamic Marketing, Inc. (“MDM”) a Florida Corporation and changed our business to designing and selling mobile apps for smart phones and other mobile platforms such as tablets.  Further, on July 19, 2013, we acquired all of the issued and outstanding shares of common stock of Career Start, Inc., a Florida  corporation in consideration of 47,142,957 restricted shares of our common stock.  Career Start, Inc. is a full service human resource firm that provides numerous services including P.E.O., staffing, employee leasing, and payroll. Career Start works with governmental and charitable entities on a federal, state and local level to supplement its business .

We have no revenues, have achieved losses since inception, have limited operations, have been issued a going concern opinion by our auditors and currently rely upon the sale of our securities to fund operations.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Business Development Summary

We were incorporated as Pub Crawl Holdings, Inc. in the state of Nevada on May 27, 2010. On June 14, 2010, we entered into an Assignment Agreement (the “Acquisition”) with PB PubCrawl.com, LLC (“PubCrawl”), a California limited liability company, whereby we acquired a 100% interest in the member shares of PubCrawl in exchange for 5,000,000 shares of our common stock.

Acquisition of Mobile Dynamic Marketing, Inc.

On November 28, 2012, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Mobile Dynamic Marketing, Inc. (“MDM”) a Florida corporation, and the shareholders of MDM (the “Shareholders”).   On November 28, 2012, in accordance with the Exchange Agreement dated November 28, 2012, we acquired all of the issued and outstanding shares of MDM.  In exchange for all of the issued and outstanding shares of MDM, the Shareholders received 85,000,000 shares of our common stock, which represented approximately 73.60% of our outstanding common stock.   Our corporate website is www.mobiledynamicmarketing.com .   In connection with the foregoing we received 75,000,000 of the foregoing 85,000,000 shares from Hubert Elrington who also caused an additional 150,000,000 shares of common stock he owned to be cancelled.  Mr. McFadden and Ms. Pannoni did not pay anything for their shares of common stock.  The shares they receive were all part of the Exchange Agreement .

Acquisition of Career Start, Inc.

On July 19, 2013, we acquired all of the issued and outstanding shares of common stock of Career Start, Inc., a Florida corporation in consideration of 47,142,957 restricted shares of our common stock.  Career Start, Inc. is a full service human resource firm that provides numerous services including P.E.O., staffing, employee leasing, and payroll. Career Start works with governmental and charitable entities on a federal, state and local level to supplement its business. Our current website is www.careerstartinc.com .

The offering

Following is a brief summary of this offering:

Securities being offered	48,000,000 shares of common stock by the selling shareholders.
Offering price per share	At the market price by selling shareholders.
Offering period	The shares are being offered for a period not to exceed 270 days.
Number of common shares outstanding before the offering	196,198,413
Number of common shares outstanding after the offering if all of the shares are sold	196,198,413

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$21,467	$103,266
Total Liabilities	$766,489	$420,770
Stockholders’ Deficit	$(745,022)	$(317,504)

	Six months Ended	Year Ended
	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Income Statement
Revenue	$50,000	$0
Total Expenses	$(552,518)	$317,504
Net Loss	$(552,518)	$(317,504)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.  All material risk factors have been addressed. Risks associated with Pub Crawl Holdings, Inc.:

Risks Related to Our Business

1.   We are a development stage company organized in May 2010 and have recently commenced operations, making an evaluation of us extremely difficult. At this stage, even with our good faith efforts, there is nothing on which to base an assumption that we will become profitable or generate any significant amount of revenues.

We were incorporated in May 2010 as a Nevada corporation.   As a result of our start-up operations we have; (i) generated limited  revenues, (ii) accumulated deficit of $870,022 for the period ended June 30, 2013, and (iii) we have incurred a net loss of $552,518 for the six month period ended June 30, 2013.   We have been focused on organizational, start-up activities and business plan development since we incorporated. Although we have commenced the development of our website and marketing strategy, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our product, the level of our competition and our ability to attract and maintain key management and employees. We do not presently have a market-ready product and we currently do not have any customers. As such, we have generated no revenues.

2.   Our auditor’s report reflects the fact that our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment.

Additionally, our auditor’s report reflects that our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment. You should not invest in this offering unless you can afford to lose your entire investment.

             3.   Our internal control over financial reporting as disclosed in our Form 10-K and Form 10-Qs filed with the Securities  and Exchange Commission is deficient.

Our disclosure controls and procedures are deficient.  Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.  Based upon a review of our internal control over financial reporting, we concluded that we were deficient in two respects: (1) there were an insufficient number of qualified accounting personnel governing the financial close and reporting process; and, (2) there was a lack of proper segregation of duties. The foregoing deficiencies could have an adverse affect upon our financial condition in the future.

4.   We may be obligated to issue an extremely large amount of common stock pursuant to an outstanding convertible promissory note.

On December 6, 2012, we issued a convertible promissory note to Hermaytar SA in the amount of $150.000.  Under the terms of the promissory note, the amount of the indebtedness can be converted to shares of common stock rather than be repaid.  In the event that the price of our common stock drops to $0.01, Heermaytar could be issued as many as 79,350,000 shares which could substantially dilute the holdings of existing shareholders .

5.   We will be competing with better established companies.

We will not be the first company to attempt to design and sell apps for mobile devices. There are other companies whose contacts and expertise may be more advanced than ours, and whose methods of marketing and resale may be more cost-effective. Further, we will be facing competition from better established companies, which may have better local, regional and national connections, and whose efforts produce larger sales and revenues.

6.   We may partner with mobile operators to market and distribute our services and thus to generate our revenues. The loss of, a change in or the failure to create any significant mobile operator relationships would cause us to lose access to their subscribers and thus materially reduce our revenues.

We may sell our application offerings primarily through direct sales to mobile operators. Our future success is highly dependent upon creating and maintaining successful relationships with mobile operators and establishing strong mobile operator relationships. Our failure to create and maintain relationships, or a significant reduction in revenues from, one or more of these mobile operators would materially reduce our revenues and thus harm our business, operating results and financial condition.

7.   Because a substantial portion of our revenues would be derived from third party mobile operators, if any of our significant mobile operators are unable to fulfill their payment obligations, our financial condition and results of operations would suffer.

If any of our future customers are unable to fulfill their payment obligations to us under their contracted agreements, our revenues and cash flows could decline significantly and our financial condition could be harmed. In addition, recent disruptions in national and international credit markets have led to a scarcity of credit, tighter lending standards and higher interest rates on consumer and business loans. Continued disruptions in credit markets may materially limit consumer credit availability and restrict credit availability of mobile operators, which may also impact their ability to fulfill their payment obligations.

8.   If one or more of our apps is found to contain hidden or objectionable content, our reputation and operating results could suffer.

We do not currently have a market-ready app and currently have no customers, but hidden content may be included in our future apps by an employee who was not authorized to do so or by an outside developer or supplier without our knowledge. This hidden content may contain profanity and sexually explicit or otherwise objectionable material. Our design, programming process and the constraints on the file size of our services would reduce the possibility of hidden, objectionable content appearing in the apps we publish. Nonetheless, these processes and constraints may not prevent this content from being included in our future apps. If our apps are found to contain hidden or objectionable content, our customers could refuse to sell it and consumers could refuse to buy it or demand a refund of their money. This could have a materially negative impact on our business, operating results and financial condition. In addition, our reputation could be harmed, which could impact sales of other apps we may intend to sell. If any of these consequences were to occur, our business, operating results and financial condition could be significantly harmed.

9.   Mobile subscriber tastes are continually changing and are often unpredictable; if we fail to develop apps that achieve market acceptance, our sales could suffer.

Our business will depend on apps that mobile operators will offer and mobile subscribers will buy. We must invest significant resources in research and development, as well as programming, design and marketing. Our success depends, in part, on unpredictable and volatile factors beyond our control including end-user preferences, competing companies and the availability of other apps. If we are not responsive to the requirements of our future mobile operator customers, the demands and preferences of mobile subscribers, or they are not brought to market in a timely and effective manner, our business, operating results and financial condition could be harmed. Even if our services are successfully introduced and initially adopted, a subsequent shift in our mobile operator customers could cause a decline in popularity that could materially reduce our revenues and harm our business, operating results and financial condition.

10.   We may not be able to adequately protect our intellectual property, which may facilitate the development of competing services by others.

At this time our only intellectual property is the source code which is being written to run our first application.  We will rely on a combination of trade secret and copyright laws, restrictions on disclosure, to protect it and any other intellectual property rights which may develop during the time of and upon completion of our initial source code. Despite our efforts to protect our source code and any other proprietary rights which may develop, third parties may copy or otherwise obtain and use our apps or technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. If we fail to adequately protect our intellectual property rights, it will be easier for our competitors to sell competing apps.

11.   Our services may infringe on the intellectual property rights of third parties, which may result in lawsuits and prohibit us from selling our services or subject us to litigation costs and monetary damages.

There is a risk that third parties have filed or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. As a result, from time to time, third parties may assert patent or other intellectual property rights to technologies that are used in our services or are otherwise important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers, customers or partners with respect to existing or future services or other proprietary rights. We generally undertake to indemnify our customers and partners against intellectual property infringement claims asserted against them with respect to the services we sell to, or distribute through, them. Any claims against us or customers or partners that we indemnify against intellectual property claims, with or without merit, may be time-consuming, result in costly litigation or monetary damages and diversion of technical and management personnel, or require us to develop non-infringing technology. If a claim is successful, we may be required to obtain a license from the parties claiming the infringement. If we are unable to obtain a license, we may be unable to market our affected services. Limitations on our ability to market our services and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement would harm our business.

12.   Economic conditions and any associated impact on consumer spending could have a material adverse effect on our business, results of operations and financial condition.

We are subject to macroeconomic fluctuations in the United States and worldwide economy, including those that impact discretionary consumer spending. Continued economic uncertainty and reductions in discretionary consumer spending may result in reductions in sales of our mobile personalization services, which would adversely affect our business, results of operations and our financial condition. If these issues persist, or if the economy continues this prolonged period of decelerating growth or recession, our results of operations may be harmed.

13.   Our present limited operations have not yet proven profitable.

To date we have not shown a profit in our operations. We do not presently have a market-ready product, and we currently do not have any customers. We cannot assure that we will achieve or attain profitability in 2012 or at any other time. If we cannot achieve operating profitability, we may not be able to meet our working capital requirements, which will have a material adverse effect on our business operating results and financial condition.

Additional Risks Related to Career Start, Inc.

14.   Our business is significantly affected by fluctuations in general economic conditions.

The demand for our staffing services is highly dependent upon the state of the economy and upon staffing needs of our customers. As economic activity slows, companies tend to reduce their use of temporary employees before terminating their regular employees. Significant declines in demand and corresponding revenues, can result in expense de-leveraging, which would result in lower profit levels. Any variation in the economic condition or unemployment levels of the United States, Puerto Rico and Canada or in the economic condition of any region or specific industry in which we have a significant presence may severely reduce the demand for our services and thereby significantly decrease our revenues and profits.

15.   Our business is subject to extensive government regulation and a failure to comply with regulations could materially harm our business.

Our business is subject to extensive regulation. The cost to comply, and any inability to comply, with government regulation could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could materially harm our business.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Laws”) include various health-related provisions to take effect through 2014, including requiring most individuals to have health insurance and establishing new regulations on health plans. Although the Health Care Reform Laws do not mandate that employers offer health insurance, beginning in 2014 tax penalties will be assessed on large employers who do not offer health insurance that meets certain affordability or benefit requirements. Unless modified by regulations or subsequent legislation, providing such additional health insurance benefits to our temporary workers, or the payment of tax penalties if such coverage is not provided, will increase our costs. If we are unable to raise the rates we charge our customers to cover these costs, such increases in costs could materially harm our business .

16.   We may incur employment related and other claims that could materially harm our business.

We employ individuals on a temporary basis and place them in our customers’ workplaces. We have minimal control over our customers’ workplace environments. As the employer of record of our temporary workers, we incur a risk of liability for various workplace events, including claims for personal injury, wage and hour violations, discrimination or harassment, and other actions or inactions of our temporary workers. In addition, some or all of these claims may give rise to litigation including class action litigation. A material adverse impact on our financial statements also could occur for the period in which the effect of an unfavorable final outcome becomes probable and can be reasonably estimated.

We cannot be certain that our insurance will be sufficient in amount or scope to cover all claims that may be asserted against us. Should the ultimate judgments or settlements exceed our insurance coverage, they could have a material effect on our business. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms or that the companies from which we have obtained insurance will be able to pay claims we make under such policies.

17.   We are dependent on workers’ compensation insurance coverage at commercially reasonable terms.

We provide workers’ compensation insurance for our temporary workers. Our workers’ compensation insurance policies are renewed annually.  Insurance carriers require us to collateralize a significant portion of our workers’ compensation obligation. The majority of collateral is held in trust by a third party for the payment of these claims. The loss or decline in value of the collateral could require us to seek additional sources of capital to pay our workers’ compensation claims. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms. As our business grows or our financial results deteriorate, the amount of collateral required will likely increase and the timing of providing collateral could be accelerated. Resources to meet these requirements may not be available. The loss of our workers’ compensation insurance coverage would prevent us from doing business in the majority of our markets. Further, we cannot be certain that our current and former insurance carriers will be able to pay claims we make under such policies.

18.   Our liquidity may be materially adversely affected by constraints in the capital markets.

The principal sources of our liquidity are funds generated from operating activities, available cash and cash equivalents, and borrowings under our credit facility. We must have sufficient sources of liquidity to fund our working capital requirements, workers’ compensation collateral requirements, service our outstanding indebtedness, and finance investment opportunities. Without sufficient liquidity, we could be forced to curtail our operations or we may not be able to pursue promising business opportunities.  Our failure to comply with the restrictive covenants under our revolving credit facility could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, or are unable to refinance at all, our results of operations and financial condition could be adversely affected by increased costs and rates .

19.   We operate in a highly competitive business and may be unable to retain customers or market share.

The staffing services business is highly competitive and the barriers to entry are low. There are new competitors entering the market which may increase pricing pressures. In addition, long-term contracts form only a small portion of our revenue. Therefore, there can be no assurance that we will be able to retain customers or market share in the future. Nor can there be any assurance that we will, in light of competitive pressures, be able to remain profitable or, if profitable, maintain our current profit margins.

20.   Our management information systems are vulnerable to damage and interruption.

The efficient operation of our business is dependent on our management information systems. We rely heavily on proprietary management information systems to manage our order entry, order fulfillment, pricing and collections, as well as temporary worker recruitment, dispatch and payment. Our management information systems, mobile device technology and related services, and other technology may not yield the intended results. Our systems may experience problems with functionality and associated delays. The failure of our systems to perform as we anticipate could disrupt our business and could result in decreased revenue and increased overhead costs, causing our business and results of operations to suffer materially. Our primary computer systems and operations are vulnerable to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, catastrophic events and errors in usage by our employees. Failure of our systems to perform may require significant additional capital and management resources to resolve, causing material harm to our business.

21.   Our results of operations could materially deteriorate if we fail to attract, develop and retain qualified employees.

Our performance is dependent on attracting and retaining qualified employees who are able to meet the needs of our customers. We believe our competitive advantage is providing unique solutions for each individual customer, which requires us to have highly trained and engaged employees. Our success depends upon our ability to attract, develop and retain a sufficient number of qualified employees, including management, sales, recruiting, service and administrative personnel. The turnover rate in the staffing industry is high, and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply. Our inability to recruit a sufficient number of qualified individuals may delay or affect the speed of our planned growth or strategy change. Delayed expansion, significant increases in employee turnover rates or significant increases in labor costs could have a material adverse effect on our business, financial condition and results of operations.

23.   We may be unable to attract and retain sufficient qualified temporary workers.

We compete with other temporary staffing companies to meet our customer needs and we must continually attract qualified temporary workers to fill positions. Attracting and retaining some skilled temporary employees depends on factors such as desirability of the assignment, location, and the associated wages and other benefits. We have in the past experienced worker shortages and we may experience such shortages in the future. Further, if there is a shortage of temporary workers, the cost to employ these individuals could increase. If we are unable to pass those costs through to our customers, it could materially and adversely affect our business .

24.   We may have additional tax liabilities that exceed our estimates.

We are subject to federal taxes and a multitude of state and local taxes in the United States and taxes in foreign jurisdictions. In the ordinary course of our business, there are transactions and calculations where the ultimate tax determination is uncertain. We are regularly subject to audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical tax provisions and accruals. The results of an audit or litigation could materially harm our business.

25.   Accidental disclosure of our employees’ or customers’ information could materially harm our business.

Failure to protect the integrity and security of our employees’ and customers’ information, including proprietary information, could expose us to litigation and materially damage our relationship with our employees and our customers. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions. Our failure to adhere to or successfully implement changes in response to the changing regulatory requirements could result in legal liability, additional compliance costs, and damage to our reputation.

26.   Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting.

Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an opinion on the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause our stock price to fall.

27.   Outsourcing certain aspects of our business could result in disruption and increased costs.

We have outsourced certain aspects of our business to third party vendors that subject us to risks, including disruptions in our business and increased costs. For example, we have engaged third parties to host and manage certain aspects of our data center information and technology infrastructure and to provide certain back office support activities. Accordingly, we are subject to the risks associated with the vendor’s ability to provide these services to meet our needs. If the cost of these services is more than expected, or if the vendor or we are unable to adequately protect our data and information is lost, or our ability to deliver our services is interrupted, then our business and results of operations may be negatively impacted .

28.   We are significantly dependent on our officers and directors, who lack experience running a public company. The loss or unavailability our officers and directors would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of our officers and directors.   They would be difficult to replace at such an early stage of development. The loss by or unavailability to us of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of one’s investment.

In the event that we are unable to locate or employ personnel to replace our officers and directors, we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

29.   Our officers and directors have no experience in running a public company. The lack of experience in operating a public company could impact our return on investment, if any.

As a result of our reliance on our officers and directors, and their lack of experience in operating a public company, our investors are at risk in losing their entire investment.  We intend to hire additional personnel in the future, when sufficiently capitalized, who would have the experience required to manage our company, such management is not anticipated until the occurrence of future financing.  Until such management is in place, we are reliant upon our officers and directors to make the appropriate management decisions.

30.   Since two stockholders beneficially own the majority of our outstanding common shares, they will retain the ability to control our management and the outcome of corporate actions requiring stockholder approval notwithstanding the overall opposition of our other stockholders.

Our officers and directors own approximately 73.60% of our outstanding common stock.  As a consequence, they will retain the ability to elect a majority of our board of directors, and thereby control our management. These individuals will also initially have the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions. The concentration of ownership by these individuals could discourage investments in our company, which might have a negative impact on the value of our securities.

31.   As a result of our officers’ and directors’ majority ownership of our outstanding common shares, they control our issuance of securities.

As a consequence of our officers’ and directors’ controlling stock ownership position, acting alone they will be able to authorize the issuance of securities that may dilute and otherwise adversely affect the rights of purchasers of stock. Additionally, they may authorize the issuance of these securities to anyone they wish, including themselves and their affiliates at prices significantly less than the market price of the shares.

32.   We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs of website and marketing development, and all other associated fees. To fully implement our business plan we will require additional funding.  We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

33.   Because our common stock is deemed a low-priced “Penny Stock”, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.  All proceeds from the sale of shares of common stock by selling shareholders will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at prevailing market prices on the over the counter bulletin board or privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are two selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The selling stockholders will sell their shares at prevailing market prices on the over-the-counter bulletin board or privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144 provided the Rule is available to our shareholders.  Currently it is not.  Under Rule 144 shares of our common stock can be resold by non-affiliates commencing six months after their acquisition and by affiliates, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition, provided we were not a shell company when the shares were issued or prior thereto.   A shell company is a corporation with no or nominal assets or its assets consist solely of cash and no or nominal operations.   Rule 144 will be available for resale of our shares of common stock after November 30, 2013.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be approximately $20,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

             Of the 196,198,413  shares of common stock outstanding as of September 20, 2013 85,000,000 are owned by our officers and directors and may only be resold pursuant to this registration. Our officers and directors also own 1,000,000 shares of preferred stock.  Each share of preferred stock has 1,000 votes per share .

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The application of the penny stock rules may affect your ability to resell your shares.

Shares Offered by Selling Shareholders

The two selling shareholders are our sole officers and directors and as such are deemed underwriters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

The following review of operations from MDM for the period ending June 30, 2013  and should be read in conjunction with our Financial Statements and the Notes included in this Form 8-K and with the Financial Statements, Notes and Management’s Discussion.

On November 28, 2012, we acquired 100% of the issued and outstanding shares of common stock of Mobile Dynamic Marketing, Inc. (“MDM”) a Florida Corporation and changed our business to designing and selling mobile apps for smart phones and other mobile platforms such as tablets.

             On July 19, 2013, we acquired all of the issued and outstanding shares of common stock of Career Start, Inc., a Florida  corporation (“CSI”) which is engaged in the business of providing numerous services including P.E.O., staffing, employee leasing, and payroll to companies. Career Start works with governmental and charitable entities on a federal, state and local level to supplement its business.

With the acquisition of CSI, we intend to focus most our energy on the operation of CSI, while devoting substantial less time to the operation of MDM .

We also changed our fiscal year end from June 30 to December 31.

OVERVIEW

Milestones

During the next twelve months we hope to achieve the following milestones:

MDM

Operations will be minimal.  We intend to advance approximately $350,000 to maintain administrative activities at MDM with minimal action in creating new apps.  We intend to focus our energy on the operation of CSI.

CSI

The following are a list of our milestones for the next twelve months for CSI including the approximate cost of each milestone and the approximate time to complete each milestone.

1.          Expand our area of marketing.  Cost $50,000. Approximate time to complete ongoing is 12 months.

2.          Increase our customer base.  Cost $25,000.  Approximate time to complete ongoing is twelve months.

3.          Increase our number of administrative employees.  Cost $35,000.  Approximate time to completion 3 months.

Currently, we do need additional funding for our operations and we do not intend to raise additional capital during the next twelve months.  All funding for our operations will be from revenue generated from the operation of Career Start, Inc.

RESULTS OF OPERATIONS AT JUNE 30, 2013

Working Capital

	June 30, 2013	December 31, 2012
Current Assets	21,467	103,266
Current Liabilities	755,505	415,626
Working Capital (Deficit)	(734,038)	(312,360)

Cash Flows

June 30, 2013
Cash Flows from Operating Activities	(206,799)
Cash Flows from Financing Activities	125,000
Net Increase in Cash During Period	(81,799)

Operating Revenues

During the six months ended June 30, 2013, we earned revenues from consulting services of $50,000 compared with $nil for the period from November 6, 2012 (date of inception) to December 31, 2012.

Operating Expenses and Net Loss

During the three months ended June 30, 2013, we recorded operating expenses of $126,518 comprised of $25,342 of payroll costs to employees and management, $28,548 of professional fees for legal, accounting, and audit services relating to the Company’s required SEC filing documentation, and $69,652 of general and administrative costs relating to overhead costs relating to maintaining our office including travel expenses.

During the six months ended June 30, 2013, we recorded operating expenses of $269,140 comprised of $91,137 of payroll costs to employees and management, $52,705 of professional fees for legal, accounting, and audit services relating to the Company’s required SEC filing documentation, and $121,552 of general and administrative costs relating to overhead costs relating to maintaining our office including travel expenses.

Our net loss for the six months ended June 30, 2013 was $552,518. In addition to operating expenses, we incurred a loss on the change in fair value of our derivative liability of $320,100 to reflect the change in the fair value of the floating rate convertible debentures during the current period, and interest expense of $13,278 relating to interest and accretion costs relating to our $150,000 convertible debenture, which is unsecured, bears interest at 10% per annum, and is due on December 5, 2014. The debenture is also convertible into common shares of our company, at the option of the debenture holder, at a conversion price of 25% of the average of the three lowest closing prices of our common shares in the ten trading days prior to conversion.

Liquidity and Capital Resources

At June 30, 2013, we had a cash of $21,442 and total assets of $21,467. At June 30, 2013, our total liabilities were $766,489, comprised of accounts payable and accrued liabilities of $40,120, convertible debenture of $10,984 net of unamortized discount of $139,016, and derivative liabilities of $715,385. Our working capital deficit was $734,038.

Cash Flow from Operating Activities

During the six months ended June 30 2013, we used $206,799 of cash for operating expenses which primarily consisted of payroll and professional fees incurred by our company.

Cash Flow from Investing Activities

During the six months ended June 30, 2013, we did not have any investing activities.

Cash Flow from Financing Activities

During the six months ended June 30, 2013, we received $125,000 from the issuance of common stock .

Convertible Promissory Note

On December 6, 2012, we entered into a convertible promissory note agreement for $150,000. Pursuant to the agreement, the loan is unsecured, bears interest at 10% per annum, and is due on December 5, 2014. The note is also convertible into common shares at a conversion price equal to 25% of the average of the three lowest closing prices for our common shares in the ten trading days prior to conversion, at the option of the note holder, commencing on December 6, 2012. In accordance with ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, the Company recognized the intrinsic value of the derivative of $150,000 and recorded an additional initial derivative liability of $347,557, which was recorded as a loss on change in fair value of the derivative liability. At June 30, 2013, the fair value of the derivative liability was $715,385, resulting in a loss on change in fair value of the derivative liability of $320,100. During the six months ended June 30, 2013, the Company recorded interest and accretion expense of $13,278.  In the event that the price of our common stock drops to $0.01, Heermaytar could be issued many shares of common stock which could substantially dilute the holdings of existing shareholders.

Critical Accounting Policies and Estimates

We prepared our financial statements and the accompanying notes in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompanying notes. We identified certain accounting policies as critical based on, among other things, their impact on the portrayal of our financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of our most critical accounting policies:

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value :

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and convertible debenture. Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations .

RESULTS OF OPERATIONS AT DECEMBER 31, 2012

Working Capital

December 31, 2012
Current Assets	$ 103,266
Current Liabilities	$ 415,626
Working Capital (Deficit)	$ (312,360)

Cash Flows

December 31, 2012
Cash Flows from Operating Activities	$(46,759)
Cash Flows from Financing Activities	$150,000
Net Increase in Cash During Period	$103,241

Operating Revenues

During the fiscal period ended December 31, 2012, we did not earned revenues having changed our business focus from operating as an Internet-based company specializing in providing information on happy hours, drink specials, nightly specials and “pub crawls” for bars and restaurants in San Diego, California to designing and selling mobile apps for smart phones and other mobile platforms such as tablets.

Operating Expenses and Net Loss

During the period ended December 31, 2012, we recorded operating expenses of $66,048 comprised of consulting fees of $25,000, professional fees of $14,750 for accounting and legal expenses relating to our financial reporting process, and $19,482 of payroll costs.

Our net loss for the period ended December 31, 2012 was $251,456.  In addition to operating expenses, we incurred a loss on the change in fair value of our derivative liability of $245,285, and interest expense of $6,171 relating to interest and accretion costs relating to our $150,000 convertible debenture, which is unsecured, bears interest at 10% per annum, and is due on December 5, 2014.  The debenture is also convertible into common shares of our company, at the option of the debenture holder, at a conversion price of 25% of the average of the three lowest closing prices of our common shares in the ten trading days prior to conversion.

Liquidity and Capital Resources

At December 31, 2012, we had a cash of $103,241 and total assets of $103,266.  At December 31, 2012, our total liabilities were $420,770, comprised of accounts payable and accrued liabilities of $20,341, convertible debenture of $5,144 net of unamortized discount of $144,866, and derivative liabilities of $395,285.   Our working capital deficit was $312,360.

Cash Flow from Operating Activities

During the period from November 6 , 2012 (date of inception) to December 31, 2012, we used $46,759 of cash for operating expenses which primarily consisted of payroll and professional fees incurred by our company.

Cash Flow from Investing Activities

During the period from November 6 , 2012 (date of inception) to December 31, 2012, we did not have any investing activities.

Cash Flow from Financing Activities

During the period from November 6 , 2012 (date of inception) to December 31, 2012, we received $150,000 from the issuance of a convertible debenture which is unsecured, bears interest at 10% per annum, and is due on December 5, 2014.

Convertible Promissory Note

On December 6, 2012, we entered into a convertible promissory note agreement for $150,000. Pursuant to the agreement, the loan is unsecured, bears interest at 10% per annum, and is due on December 5, 2014. The note is also convertible into common shares at a conversion price equal to 25% of the average of the three lowest closing prices for our common shares in the ten trading days prior to conversion, at the option of the note holder, commencing on December 6, 2012.  In accordance with ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, the Company recognized the intrinsic value of the derivative of $150,000 and recorded an additional initial derivative liability of $495,557, which was recorded as a loss on change in fair value of the derivative liability. At December 31, 2012, the fair value of the derivative liability was $395,285, resulting in a gain on change in fair value of the derivative liability of $102,272.  During the period ended December 31, 2012, the Company recorded accretion expense of $5,144.

Critical Accounting Policies and Estimates

We prepared our financial statements and the accompanying notes in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompanying notes.  We identified certain accounting policies as critical based on, among other things, their impact on the portrayal of our financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of our most critical accounting policies:

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and convertible debenture.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The following table represents assets and liabilities that are measured and recognized at fair value as of December 31, 2012, on a recurring basis:

Description	Level 1 $	Level 2 $	Level 3 $	Total Gains and (Losses) $
Derivative liabilities (Note 5)	-	-	395,285	(245,285)
Total	-	-	395,285	(245,285)

Auditors

Our auditors are M&K CPAS, PLLC.  We have not changed auditors.  We do not have nor have we ever had any disagreements with our auditors concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor’s report.

BUSINESS

MOBILE DYNAMIC MARKETING, INC .

We are engaged in the business of designing and selling mobile applications for the Apple® and Android® platforms directed at the business community.  We intend to develop mobile applications and websites for other business entities.  We do not intend to not intend to and distribute mobile applications for distribution directly to the general public.

We have created a business plan built upon designing and selling mobile apps for smart phones and other mobile platforms such as tablets. We will be striving to design and develop applications which will not only improve workforce productivity, but as is the case with our initial app, bring additional interactive marketing exposure to small businesses through our products and services.  We have designed a website which will be a primary source of information for the general public of the nature of our business.   Currently we utilize a software solution that allows Mr. McFaddem and Ms. Pannoni the ability to create and modify applications.  In addition, we have used third parties providers such as Steve Schutt and Seabago Media to assist us the this regard.   Additionally, we have begun our initial writing, design and programming of our first mobile app.  For the initial wiring we utilize a software solution that allows us to create and modify mobile applications.  In addition, we use the services of third party providers .  During our initial month of formation we concentrated our energies on analyzing the viability of our business plan, and establishing our business model, including researching the items needed to secure a trademark and develop relationships with mobile app retailers.  Our president, Mr. Brian McFadden, has assisted and completed the design of our initial logo.  We do not presently have a market-ready product, and we currently do not have any customers. As such, we have generated no revenues.

We are attempting to build a successful designer of mobile app for smart phones and other mobile devices.  In order to generate revenues during the next twelve months, we must:

1. Maintain our website – We believe that the internet is a great marketing tool not only for providing information on our company, but also for providing current information on our upcoming apps as well as industry related information regarding new technology and device updates. We have developed our preliminary website, and are in the process of developing a more advanced site where we can provide a more detailed section regarding proprietary app designs and features. We have begun designing a more advanced website, and intend to launch it during the second quarter of 2013.

2. Develop and implement a product development timeline – We will require the implementation of a detailed timeline to ensure our production a marketable mobile application.  These keys areas will need to be addressed to assist in the assurance of the Company’s success:

•	efficient design and programming writing;
•	extensive Beta testing through friends and family network, or eventually through current users;
•	timely and useful downloadable updates;
•	marketable launch through third party retailer or through the Company’s website.

3. Develop and implement a marketing plan – Our planned revenue streams will require an extensive list of contacts to allow for the marketing of our mobile apps. Awareness of the revenue potential we will be able to deliver through our app sales, will be delivered through the implementation of a number of marketing initiatives including search engine optimization, website completion, hosted video demonstrations, third party service contacts, tradeshow attendance, as well as blogging and other forms of social media which are driven by technology and mobile flexibility. These efforts and the resulting awareness will be key drivers behind the success of our revenue producing operations.

Competition

The mobile apps industry is fragmented and there are many competitors with larger financial resources than us.  As such, if we intended to make our presence known in the industry, we will have to establish a significant marketing campaign to attract customers.  Currently, we do not plan to proceed with such a campaign, but intend to concentrate on expanding the operations of Career Start, Inc.  Currently, we are developing human resource software, that we believe, will differentiate us in the industry.

Patents and Trademarks

We own no patents and trademarks.  As such our proprietary information could be acquired by and used by third parties and we would not have any legal recourse against them.  We have no patents.  We protect our property through trade secrets.

Governmental Regulation

Currently there are no governmental regulations which affect our operations .

Market and Revenue Generation

In order to generate revenues during the next twelve months, we must:

1. Develop and implement a marketing plan – Our planned revenue streams will require establishing a web presence and improved visibility within the public and private sectors. A major key factor in our success will be the building of third party relationships within the mobile technology industry.

2. Develop and implement a comprehensive consumer information website – For the foreseeable future, our website (www.mobiledynamicmarketing.com) will be a primary asset and a potential key source of revenue generation, as well as company information. Currently, management is formulating its plan on how best to employ its resources to expand and improve the site. We are working to add to the functionality of the site including: announcements of new apps, updates on our future app development, updates on mobile technology, and blogs focused on the mobile app market and desires of end-users. Additionally we need to optimize the site for search engine rank, as well as renew the look and feel of the site to coincide with our objectives for our brand. We have not yet recognized revenues from the website nor is there any indication that we ever will recognize direct revenues from our website. We do not presently have a market-ready product, nor do we have any customers; thus have generated no revenues.  In connection with the website, we intend to offer space for third parties to advertise on the website .

Our operations, to date, have been devoted primarily to startup and development activities, which include the following:

•	Formation of the company;
•	Development of Company logo;
•	Development of our business plan;

•	Preparation for Application for a Trademark;
•	Launching of our preliminary website; and
•	Begin the design and development of our initial mobile application.

Currently we own no property.   We lease space for our offices that are located 801 West Bay Drive, Suite 470, Largo, Florida 33770.  Telephone 727-330-2731.  We lease our offices from West Bay Largo LLC pursuant to a written lease dated December 1, 2012.  The term of our lease is month-to-month.  Our monthly rent is $25.

CAREER START, INC.

Temporary Staffing Industry

The temporary staffing industry supplies temporary staffing services to minimize the cost and effort of hiring and administering permanent employees in order to rapidly respond to changes in business conditions, to temporarily replace absent employees, to temporarily fill new positions, and to convert fixed or permanent labor costs to variable or flexible costs. Temporary staffing companies act as intermediaries in matching available temporary workers to employer assignments. The demand for a flexible workforce continues to grow with competitive and economic pressures to reduce costs and respond to changing market conditions.

The temporary staffing industry is large and highly fragmented with many competing companies. No single company has a dominant share of the temporary staffing industry. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to employ these workers. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization. We operate within the blue-collar staffing market of the temporary staffing industry.

The blue-collar staffing market is subject to volatility based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry and during recessionary periods the number of companies has decreased through consolidation, bankruptcies, or other events. The temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.

Long-term Strategies

Our long term strategies are clearly focused on creating shareholder value. Creating differentiated services, developing transformational competitive advantages, and increasing the efficiency of our service delivery model are underlying strategic principles that guide our strategies.

Our primary strategic focus is creating specialization in the services we offer. Our customers have a variety of challenges in running their business, many of which are unique to the industry in which they operate. Our objective is to be the leading provider of upper and lower management staffing by providing specialized service offerings, which will improve the productivity and performance of our customers. We believe that specialization differentiates us from our competition and ensures we deliver industry specific solutions tailored to the specific needs of our customers. We have and continue to invest in building industry expertise in various upper management markets. Those investments have strengthened our ability to provide compelling workforce solutions for our customers. We have also built our sales and service capabilities for national customers while maintaining our core strength of selling and servicing small and mid-sized businesses at the local level. Our specialization substantially improves our ability to provide quality solutions that customers value.

We believe technology can transform traditional methods of doing business in our industry. We are investing in mobile application solutions which will drive substantial productivity gains in a variety of ways. We believe mobile solutions will increase the number and quality of potential workers as candidates are increasingly looking for efficient and convenient ways to connect with work opportunities. We expect it will reduce the amount of time it takes our branches to match and assign temporary workers to jobs; particularly for hard-fill-jobs and large short-notice orders. We believe revenues will increase from new business and from fewer unfilled orders in our current business. Also, we believe the geographic reach of our branches will increase and provide the opportunity to reduce occupancy costs by consolidating local branches.

As we consolidate our branch network, we plan to centralize certain recruiting, placement, and customer service duties in major metropolitan areas. Historically, our branches are staffed by generalist positions performing a variety of sales and service activities. We plan to centralize and specialize in selected sales and service activities to further improve the productivity and quality of our service.

Acquisitions continue to be a key growth strategy. We have completed a variety of acquisitions in the past and believe we have developed a strong set of competencies in assessing, valuing, and integrating acquisitions. We are excited about the future of the temporary staffing industry and believe we can continue to create shareholder value through acquisitions.

Operations

We provide a wide range of specialized management services.  If required by our customers, we will provide a complete staff to run and entire business, from upper management, down through low end blue-collar staffing services. We operate as an on demand company.

Our business is generally conducted through our headquarters in New York where we provide support and centralized services to our customers.

Customers

Our customer mix consists primarily of small and medium-sized businesses serviced by one or more branch offices. We also serve larger national customers. Our full range of temporary staffing services enables us to meet all managerial and subordinate labor needs.

Methods used to sell temporary staffing services to customers vary depending on the customer’s need for temporary staffing services, the local managerial supply,  the local labor supply, the length of assignment, the number of managers and workers and skills required. We are a business-to-business sales provider. Our sales process takes place at the customer’s location. Success is often based on the experience and skill of the sales person and the strength of relationship with the customer. Retention of customers, exclusive of economic conditions, is dependent on the strength of our relationship with the customer, the skill, quality and tenure of temporary workers, the success of our operations, and customer service skills .

During 2012, we served approximately 20 customers in the services, retail, wholesale, manufacturing, and food processing industries. Our ten largest customers accounted for 90% of total revenue for 2012, 90% for 2011 and 90% for 2010. Sales to our largest customer accounted for 35% of total revenue for 2012, 40% for 2011 and 35% for 2010.

Employees and Temporary Associates

As of August 31, 2013, we employed approximately 425 full-time and part-time employees. In addition, we placed approximately 800 temporary workers on assignments with our customers during 2012. We recruit temporary management and workers daily so that we can be responsive to the planned as well as unplanned needs of the customers we serve. We attract our pool of temporary management and workers through personal referrals, online resources, extensive internal databases, advertising, job fairs, and various other methods. We identify the skills, knowledge, abilities, and personal characteristics of a manager or temporary worker and match their competencies or capabilities to a customer’s requirements. This enables our customers to obtain immediate value by placing a highly productive and skilled employee on the job site. We use a variety of proprietary programs for identifying and assessing the skill level of our temporary managers and workers when selecting a particular individual for a specific assignment and retaining those workers for future assignments. We believe that our assessment systems enable us to offer a higher quality of service by increasing productivity, decreasing turnover, and reducing absenteeism.

We provide a bridge to permanent, full-time employment for temporary managers and workers each year. Temporary managers and workers come to us to fill a short-term financial need, or as a flexible source of income while also working elsewhere or pursuing education. Many stay because of the flexibility that we offer. In many cases, we enable individuals to pay their rent, buy groceries, and remain self-sufficient. Temporary workers may be assigned to different jobs and job sites, and their assignments could last for as little as a single day or extend for several weeks or months. We provide our temporary managers and workers meaningful work and the opportunity to improve their skills.

We are considered the legal employer of our temporary staff and laws regulating the employment relationship are applicable to our operations. We consider our relations with our employees to be good.

Competition

We compete in the temporary staffing industry by offering a full range of managerial and subordinate staffing services. The temporary staffing industry is large and fragmented, comprised of thousands of companies employing millions of people and generating billions of dollars in annual revenues.

We experience competition in attracting customers as well as qualified employment candidates. The staffing business is highly competitive with limited barriers to entry, with a number of firms offering services similar to those provided by us on a national, regional, or local basis. We compete with several multi-national full-service and specialized temporary staffing companies, as well as a multitude of local companies. In most geographic areas, no single company has a dominant share of the market. The majority of temporary staffing companies serving the managerial market are locally-owned businesses. In many areas the local companies are the strongest competitors, largely due to their longevity in the market and the strength of their customer relationships.

Competitive forces have historically limited our ability to raise our prices to immediately and fully offset increased costs of doing business; some of which include increased temporary worker wages, costs for workers’ compensation, and unemployment insurance .

The most significant competitive factors in the staffing business are price, ability to promptly fill customer orders, success in meeting customers’ quality expectations of temporary staffing, and appropriately addressing customer service issues. We believe we derive a competitive advantage from our service history and commitment to the employment market and our specialized approach in serving the industries of our customers. Also, our national presence and proprietary systems and programs including risk management, and legal and regulatory compliance are key differentiators from many of our competitors.

Seasonality and Cyclical Nature of our Business

Our business experience is not subject to seasonal fluctuations.

It has however been historically been cyclical, often acting as an indicator of both economic downturns and upswings. Staffing customers tend to use temporary staffing to supplement their existing workforces and generally hire permanent workers when long-term demand is expected to increase. As a consequence, our revenues tend to increase quickly when the economy begins to grow and, conversely, our revenues also decrease quickly when the economy begins to weaken. While we have longer-term customer relationships, which are not directly dependent upon the economic cycle, these revenues are not significant enough to offset the impact of cyclical economic activity for our temporary staffing services .

Convertible Promissory Note

On December 6, 2012, we entered into a convertible promissory note agreement for $150,000. Pursuant to the agreement, the loan is unsecured, bears interest at 10% per annum, and is due on December 5, 2014. The note is also convertible into common shares at a conversion price equal to 25% of the average of the three lowest closing prices for our common shares in the ten trading days prior to conversion, at the option of the note holder, commencing on December 6, 2012.

Employees

             We currently have 220 full time employees and 210 part-time employees .

Our Office

We lease space for our offices that are located 801 West Bay Drive, Suite 470, Largo, Florida 33770 and our telephone number is (727) 330-2731.  We lease our offices from West Bay Largo LLC pursuant to a written lease dated December 1, 2012.  The term of our lease is month-to-month.  Our monthly rent is $25.

MANAGEMENT

Officers and Directors

Our  directors will serve until their successors are  elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, ages and positions of our present officers and director are set forth below:

Name	Age	Position(s)

Brian McFadden	27	President, Principal Executive Officer and a Director

Michelle Pannoni	45	Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and a Director

Background of officers and directors

Brian McFadden

Since November 29, 2012 Brian McFadden has been our president, principal executive officer and a member of our board of directors.  Brian McFadden graduated from Hamilton College in 2007 where he studied both Economics and Sociology. Following graduation and through December 2008, Mr. McFadden worked for Rogers Associates Machine Tool Corp as the Director of Business Development where he designed and implemented sales plans for major companies and Government entities including NASA, Ball Aerospace, The Harris Corporation and others.  In December 2008, Mr. McFadden founded Rail Nine Media, a full service web design and marketing house that has worked with clients ranging from MTV’s Bam Margera to major financial service companies on all aspects of marketing. Mr. McFadden is responsible for the daily operation and maintenance of us and its clientele. In this role, Mr. McFadden has created and maintained Social Media Marketing Campaigns, SMS Messaging campaigns, Print Media, Web Media and comprehensive multi-media campaigns.   In April 2010, Mr. McFadden co-founded IRocNights, a single source hospitality resource for the Western New York Region. IRocNights expanded from Syracuse to Buffalo and gained major traction with over 100 clients in less than a year. While running IRocNights, Mr. McFadden assisted in the creation of a 25-member team that cultivated and maintained relationships with numerous local businesses, politicians and social groups.   Mr. McFadden expanded his IRocNights customer base through the launch of Let’s Stay Local in March 2011, a daily deal site specializing in Entertainment and targeting nightlife venue demographics. Capitalizing on the Groupon momentum, Let’s Stay Local focused on daily deals for the targeted younger generations. While at Let’s Stay Local, Mr. McFadden was responsible for building the consumer distribution list while ensuring that the proper Daily Deals had been acquired and scheduled.  Mr. McFadden sold IRocNights and its partnering businesses in October of 2011. Mr. McFadden currently remains at Rail Nine Media, where he started working in 2008.

Michelle Pannoni

Since November 29, 2012, Michelle Pannoni has been our secretary, treasurer, principal financial officer, principal accounting officer, and a member of the board of directors.   Ms. Pannoni attended Monroe Community College and Rochester Institute of Technology in Rochester, New York with a major concentration in accounting  and minor concentration in finance and marketing.  Ms. Pannoni did not receive a degree from Monroe Community College or Rochester Institute of Technology .  Ms. Pannoni began her professional career by securing the position of junior accountant for a major accounting firm in New York.  She subsequently expanded her career experience capitalizing on her marketing background and secured a position as Marketing Partner in a hospitality enterprise with full accountability for all phases of marketing management, promotions and sales, and developed the business to the point of a profitable sale.   Ms. Pannoni subsequently relocated to Florida for an opportunity as VP Marketing for a Marketing group of various condominium tracts where she was responsible for the development, execution, and tracking of multiple web-based marketing lead generation and sales programs.  She continued to expand her business expertise, serving in the management, marketing, and accounting functions for various private and public venues, all with corporate objectives related to utilizing her skill set in the development and ongoing management of web based marketing services.  In April of 2007, Ms. Pannoni launched her own unique retail business “Talk of the Town Accessories” which she developed, marketed, and brought to a profitable sale in September 2009.   In October 2009 she became active as Florida Realtor specializing in the analysis, packaging, and web based marketing and sales of commercial real estate venues including mixed use land sites, apartment and condominium conversion projects, marinas, hospitality/hotel acquisition and conversion to fractional use projects.  From December 28, 2009 to June 11, 2010, Ms. Pannoni was interim president and a director of Connect Corp., now known as IFCI International Corp .  In March of 2011, Ms. Pannoni launched her own web based marketing and design company –Trudico LLC, and simultaneously partnered with Brian McFadden, for the launch of Let’s Stay Local, an entertainment venue designed to leverage the Groupon Daily Deal phenomenon into a younger, recurring, local nightlife demographic. Currently, Ms. Pannoni remains involved in the day to day operations of Trudico LLC while also remaining an active Florida Realtor.

Conflicts of Interest

We believe that our current officers and directors will not be subject to conflicts of interest other than Mr. McFadden will be devoting 20% of his time to Rail Nine Media and 80% of his time to our operations and Ms. Pannoni will be devoting 20% of her time to Trudic LLC. and 80% of her time to our operations.   Their activities do not conflict with our business activities .  No policy has been implemented or will be implemented to address conflicts of interest.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Involvement in Certain Legal Proceedings

During the past ten years, Mr. McFadden and Ms. Pannoni have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii)	Engaging in any type of business practice; or
	iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

	iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Audit Committee Financial Expert

We do not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its board of directors. All current members of the board of directors lack sufficient financial expertise for overseeing financial reporting responsibilities.  We have not yet employed an audit committee financial expert due to the inability to attract such a person.

We intend to establish an audit committee of the Board of Directors, which will consist of independent directors. The audit committee’s duties will be to recommend to our board of directors the engagement of an independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in our opinion, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics was filed as Exhibit 14.1 our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2010.

Disclosure Committee and Charter

We do not have a disclosure committee and disclosure committee charter.  We plan to establish a Disclosure Committee and will operate under a charter.   The purpose of a disclosure committee would be to provide assistance to the Principal Executive Officer and the Principal Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the last two years ended December 31, 2012 and 2011, to our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value &
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Position [1]	Year	($)	($)	($)	($)	($)	($)	($)	($)

Brian McFadden	2012	10,000	0	0	0	0	0	0	10,000
President	2011	0	0	0	0	0	0	0	0

Michelle Pannoni	2012	10,000	0	0	0	0	0	0	10,000
Secretary & Treasurer	2011	0	0	0	0	0	0	0	0

Hubert Elrington	2012	0	0	0	0	0	0	0	0
Former President & Secretary	2011	0	0	0	0	0	0	0	0

Peter Kremer	2012	17,000	0	0	0	0	0	0	17,000
Former President & Secretary	2011	12,000	25,000	0	0	0	0	0	37,000

In 2013 we have paid salaries of $24,000 to Brian McFadden and $24,000 to Michelle Pannoni.  We intend to pay an additional $100,000 to each in 2013 provided we generate sufficient revenues to do so.  If we do not generate sufficient revenues to pay the $100,000 to each, we will pay a lesser amount.  This lesser amount will be the salary for the year and no additional amounts will be accrued as unpaid salary.  The future payments of salaries will be from the operation of Career Start, Inc .

Employment Agreements

Currently we have no employment agreements in place.  With the acquisition of Career Start, Inc. we intend to develop employment agreements in the future for Mr. McFadden and Ms. Pannoni.  Currently, Mr. McFadden and Ms. Pannoni are paid salaries as determined monthly by the board of directors which is comprised of Mr. McFadden and Ms. Pannoni .

The following table sets forth the compensation paid by us to our directors for the year ending December 31, 2012. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Brian McFadden	0	0	0	0	0	0	0

Michelle Pannoni	0	0	0	0	0	0	0

Hubert Elrington (resigned)	0	0	0	0	0	0	0

Peter Kremer (resigned)	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

We have not paid any compensation to our directors in 2013.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Director Independence

None of directors are deemed independent as a matter of law.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance at this time.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of August 31, 2013 , after our issuance of 10,000,000 shares of common stock to Mr. McFadden and Ms. Pannoni and Mr. Elrington’s transfer of 75,000,000 shares of common stock to Mr. McFadden and Ms. Pannoni, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock.  As of August 31, 2013, there were 196,198,413  shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:
Brian McFadden(1)	42,500,000	21.66%
801 West Bay Drive, Suite 470
Largo, Florida 33770

Michelle Pannoni (2)	42,500,000	21.66%
801 West Bay Drive, Suite 470
Largo, Florida 33770

All executive officers and directors as a group (2 people)	85,000,000	43.32%

Linsay Taliento	41,114,286	20.96%
412 Westside Drive
Rochester, New York 14624

Peter Schuster	15,071,429	7.68%
140 Island Way #280
Clearwater, Florida 33767

(1)
Brian McFadden acquired 5,000,000 shares of common stock directly from us and 37,500,000 shares of common stock on November 27, 2012 in a private transaction from Hubert Elrington, a former officer and director.

(2)
Michelle Pannoni acquired 5,000,000 shares of common stock directly from us and 37,500,000 shares of common stock on November 27, 2012 in a private transaction from Hubert Elrington, a former officer and director.

(3)
Hubert Elrington irrevocably canceled and returned to authorized but unissued status a total of 150,000,000 shares of common stock on November 28, 2012, thereby reducing the total number of issued and outstanding common shares to the present number of 115,500,000 shares.

Future sales by existing stockholders

Currently, Rule 144 of the Securities Act of 1933, as amended, (the “Act”) is unavailable for the resale of our shares of common stock because we are categorized as a “shell company” as that term is defined in Reg. 405 of the Act.  A “shell company” is a corporation with no or nominal assets or its assets consist solely of cash, and no or nominal operations.  One year from November 30, 2012, the date that we filed our Form 8-K, Rule 144 will then be available for the resale of our restricted securities.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no equity compensation plans and accordingly have no securities authorized for issuance under any equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder of our common stock , the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and includes all warrants exercisable within the next six months.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Brian McFadden (1)	42,500,000	21.66%	20,000,000	11.47%
Michelle Pannoni (1)	42,500,000	21.66%	20,000,000	11.47%
Peter Schuster	15,071,429	7,68%	8,000,000	3.60%
TOTAL	100,071,429	51.00%	48,000,000	26.54%

(1)	Mr. McFadden and Ms. Pannoni are our sole officers and directors and as such are deemed underwriters within the meaning of the Securities Act of 1933, as amended.

             The foregoing tables do not reflect the ownership 1,000,000 shares of preferred stock designated as Series A Preferred Stock.  500,000 shares are owned by Brian McFadden our president, principal executive officer and a director and 500,000 shares are owned by Michelle Pannoni, our secretary, treasurer, principal financial officer and a director.  Each share of Series A Preferred Stock has 1,000 votes.  According the combined voting power of the Series A Preferred Stock is 1,000,000,000 votes.  Our Series A Preferred Stock is not registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.  Accordingly, Mr. McFadden and Ms. Pannoni have sufficient votes to out vote all of the common stock shareholders on any matter coming before our shareholders for a vote .

MARKET FOR OUR COMMON STOCK

Our stock is listed for trading on the Bulletin Board operated the Financial Industry Regulatory Authority (FINRA) on OTCBB under the symbol “PBCW”.  The shares of common stock began trading in the first quarter of 2011.  There are no outstanding options or warrants to purchase, or securities convertible into, our common stock.

Fiscal Year – 2013	High Bid	Low Bid
Second Quarter: 4/1/13 to 6/30/13	$0.009	$0.004
First Quarter: 1/1/13 to 3/31/13	$0.0045	$0.0042

Fiscal Year – 2012	High Bid	Low Bid
Fourth Quarter: 10/1/12 to 12/31/12	$0.00	$0.00
Third Quarter: 7/1/12 to 9/30/12	$0.00	$0.00
Second Quarter: 4/1/12 to 6/30/12	$0.00	$0.00
First Quarter: 1/1/12 to 3/31/12	$0.00	$0.00

Fiscal Year – 2011	High Bid	Low Bid
Fourth Quarter: 10/1/11 to 12/31/11	$0.00	$0.00
Third Quarter: 7/1/11 to 9/30/11	$0.00	$0.00

Holders

             On August 31, 2013, we had 101 shareholders of record of our common stock .

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities authorized for issuance under equity compensation plans

We have no equity compensation plans and accordingly we have no shares authorized for issuance under an equity compensation plan.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this report, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 500,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently 1,000,000 shares of preferred stock are outstanding and designated as Series A Preferred Stock.  500,000 shares are owned by Brian McFadden our president, principal executive officer and a director and 500,000 shares are owned by Michelle Pannoni, our secretary, treasurer, principal financial officer and a director.  Each share of Series A Preferred Stock has 1,000 votes.  According the combined voting power of the Series A Preferred Stock is 1,000,000,000 votes.  Our Series A Preferred Stock is not registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended .

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

We are required to furnish you with an annual report. We will be required to file reports with the SEC under section 13 of the Securities Exchange Act of 1934, as amended. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Action Stock Transfer.  Its telephone number is (801) 274-1099.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

At June 30, 2012, we incurred $17,000 (2011 - $37,000) of management fees to our former President and Director.

As at June 30, 2012, we owed $16,750 (2011 - $3,000) to our former president for management fees incurred on our behalf. The amount owing is unsecured, non-interest bearing, and due on demand.

On November 6, 2012, the Company issued 1,000,000 founders shares to management and directors  of the Company with a fair value of $1,000, which has been recorded as contributed capital.

During the period ended March 31, 2013, we incurred payroll expense of $50,246 to the management and our officers.

             On July 17, 2013, we issued 1,000,000 shares of Series A Preferred Stock to our officers and directors.  500,000 shares were issued to Brian McFadden our president, principal executive officer and a director and 500,000 shares were issued to Michelle Pannoni, our secretary, treasurer, principal financial officer and a director.  Each share of Series A Preferred Stock has 1,000 votes.  According the combined voting power of the Series A Preferred Stock is 1,000,000,000 votes.   The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended in that both individuals were sophisticate investors and were furnished with the same information that could be found in Part I of a Form S-1 registration statement.  Both individuals are familiar with our business being officers and directors of Pub Crawl Holdings, Inc .

Other than the foregoing, none of our directors or executive officers, nor any person who owned of record or was known to own beneficially more than 5% of our outstanding shares of common stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect us.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2012, included in this prospectus have been audited, and for the period from January 1, 2013 to March 31, 2013, included in this prospectus, have been reviewed, by M&K PLLC, Independent Registered Public Accounting Firm, 4100 North Sam Houston Parkway West, Houston, Texas 77086, telephone (832) 242-9950, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being sold in this public offering.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Unaudited financial statements for the period ending June 30, 2013  and audited financial statements for the years December 31, 2012 and December 31, 2011 follow:

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Balance Sheets

	June 30, 2013 $	December 31, 2012 $
	(unaudited)

ASSETS

Cash	21,442	103,241
Prepaid expenses	25	25

Total Assets	21,467	103,266

LIABILITIES

Current Liabilities

Accounts payable and accrued liabilities	40,120	20,341
Derivative liabilities	715,385	395,285

Total Current Liabilities	755,505	415,626

Convertible debenture, net of unamortized discount of $139,016 and $144,856, respectively	10,984	5,144

Total liabilities	766,489	420,770

STOCKHOLDERS’ DEFICIT

Preferred Stock Authorized: 500,000,000 preferred shares with a par value of $0.001 per share Issued and outstanding: nil preferred shares	–	–
Common Stock Authorized: 750,000,000 common shares with a par value of $0.001 per share Issued and outstanding: 135,500,000 and 125,500,000 common shares, respectively	135,500	125,500
Additional Paid-In Capital	(60,500)	(125,500)
Common Stock Issuable	50,000	–
Accumulated Deficit during the Development Stage	(870,022)	(317,504)

Total Stockholders’ Deficit	(745,022)	(317,504)

Total Liabilities and Stockholders’ Deficit	21,467	103,266

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Statements of Operations

	Three months ended June 30, 2013 $	Six months ended June 30, 2013 $	Accumulated from November 6, 2012 (Date of Inception) to June 30, 2013 $

Revenues	–	50,000	50,000

Operating Expenses

Consulting	2,956	3,506	28,506
General and administrative	69,652	121,552	128,368
Payroll	25,342	91,137	110,619
Professional fees	28,548	52,705	67,455
Transfer agent fees	20	240	240

Total Operating Expenses	126,518	269,140	335,188

Loss Before Other Expense	(126,518)	(219,140)	(285,188)

Other Expense

Loss on change in fair value of derivative liabilities	(178,247)	(320,100)	(565,385)
Interest expense	(7,621)	(13,278)	(19,449)

Total Other Expense	(185,868)	(333,378)	(584,834)

Net Loss	(312,386)	(552,518)	(870,022)

Net Earnings per Share – Basic and Diluted	(0.00)	(0.00)

Weighted Average Shares Outstanding – Basic and Diluted	127,983,425	128,483,425

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Statement of Cashflows

	Six months ended June 30, 2013	Accumulated from November 6, 2012 (date of inception) to June 30, 2013
	$	$

Operating Activities

Net loss for the period	(552,518)	(870,022)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of discount on convertible debenture	5,840	10,984
Loss on change in fair value of derivative liabilities	320,100	565,385

Changes in operating assets and liabilities:

Prepaid expenses and deposits	–	(25)
Accounts payable and accrued liabilities	19,779	40,120

Net cash used in operating activities	(206,799)	(253,558)

Financing Activities

Proceeds from issuance of common stock	125,000	125,000
Proceeds from issuance of convertible debentures	–	150,000

Net cash provided by financing activities	125,000	275,000

Increase (decrease) in cash	(81,799)	21,442

Cash, beginning of period	103,241	–

Cash, end of period	21,442	21,442

Non-cash transactions

Discount on convertible note due to derivative liability	–	150,000
Effect of reverse merger	–	125,500

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

1.        Nature of Operations and Continuance of Business

Pub Crawl Holdings, Inc. (the “Company”) was incorporated in the state of Nevada on May 27, 2010. On June 14, 2010, the Company entered into an Assignment Agreement (the “Acquisition”) with PB PubCrawl.com LLC (“PubCrawl”), a California limited liability company, whereby the Company acquired a 100% interest in the member shares of PubCrawl in exchange for 5,000,000 common shares of the Company.  The Acquisition was accounted for in accordance with ASC 805-50, Related Issues, as the companies were under common control prior to acquisition. On September 3, 2012, the Company sold their rights to PubCrawl to the former President and Director of the Company. The Company is a development stage company as defined by FASB guidelines.

On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc. (“Mobile Dynamic”), a company incorporated in the state of Florida on November 6, 2012, in exchange for the issuance of 10,000,000 common shares.  As part of the acquisition, the Company cancelled 150,000,000 issued and outstanding common shares held by the former President and Director of the Company and the management and directors of Mobile Dynamic acquired 75,000,000 common shares of the Company in a private transaction with the former President and Director of the Company.  Effectively, Mobile Dynamic held 73% of the issued and outstanding common shares of the Company and the transaction has been accounted for as a reverse merger, where Mobile Dynamic is deemed to be the acquirer for accounting purposes.

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. During the period ended June 30, 2013, the Company has a working capital deficit of $734,038 and an accumulated deficit of $870,022. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.        Summary of Significant Accounting Policies

a)    Basis of Presentation and Principles of Consolidation
The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars.  The Company’s fiscal year end is December 31.

b)    Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)    Cash and cash equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.  As at June 30, 2013 and December 31, 2012, the Company had no cash equivalents.

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

2.        Summary of Significant Accounting Policies (continued)

d)    Basic and Diluted Net Loss per Share
The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. As at June 30, 2013 and December 31, 2012, the Company had no potentially dilutive shares.

e)    Revenue Recognition
The Company derives revenue from the sale of mobile applications. In accordance with ASC 605, Revenue Recognition, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, risk of ownership has passed to the customer and collection is reasonably assured.

f)     Financial Instruments
Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and convertible debentures.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The following table represents assets and liabilities that are measured and recognized in fair value as of June 30, 2013, on a recurring basis:

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

2.        Summary of Significant Accounting Policies (continued)

f)     Financial Instruments (continued)
	Level 1 $	Level 2 $	Level 3 $	Total gains and (losses)
Derivative liabilities	–	–	715,385	(320,100)

Total	–	–	715,385	(320,100)

During the year ended December 31, 2012, the Company had a derivative liability amount of $395,285, which was classified as a Level 3 financial instrument, and a loss on change in fair value of derivative liabilities of $245,285.

g)    Recent Accounting Pronouncements
In February 2013, Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

•
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income (but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period); and

•
Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 is not expected to have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the FASB determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

2.        Summary of Significant Accounting Policies (continued)

g)    Recent Accounting Pronouncements (continued)
In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.        Reverse Merger

On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc. (“Mobile Dynamic”), a company incorporated in the state of Florida on November 6, 2012, in exchange for the issuance of 10,000,000 common shares.  As part of the acquisition, the Company cancelled 150,000,000 issued and outstanding common shares held by the former President and Director of the Company and the management and directors of Mobile Dynamic acquired 75,000,000 common shares of the Company in a private transaction with the former President and Director of the Company.  Effectively, Mobile Dynamic held 73% of the issued and outstanding common shares of the Company and the transaction has been accounted for as a reverse merger, where Mobile Dynamic is deemed to be the acquirer for accounting purposes.

As part of the acquisition transaction, all assets and liabilities of Pub Crawl at the date of acquisition were assumed by the former management.

4.        Convertible Debentures

On December 6, 2012, the Company entered into a convertible promissory note agreement for $150,000. Pursuant to the agreement, the loan is unsecured, bears interest at 10% per annum, and is due on December 5, 2014. The note is also convertible into common shares at a conversion price equal to 25% of the average of the three lowest closing prices for the Company’s common shares in the ten trading days prior to conversion, at the option of the note holder, commencing on December 6, 2012.

In accordance with ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $150,000. During the period ended June 30, 2013, the Company recorded accretion expense of $5,840.

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

5.        Derivative Liabilities

As at June 30, 2013 and December 31, 2012, the following are the fair value of the derivative to account for the convertibility feature of the convertible debenture as well as the fact that there is no lower limit on the number of issuable common shares upon conversion:

	June 30, 2013 $	December 31, 2012 $

Convertible promissory note, due December 5, 2014	715,385	395,285

During the period ended June 30, 2013, the Company recorded a loss on the fair value of the derivative liability of $320,100 (December 31, 2012 - $245,285). The fair value of the derivative financial liabilities was determined using the multinomial lattice models and the following assumptions:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)

At December 6, 2012 (issuance date)	318%	0.25%	0%	2.00
At June 30, 2013	356%	0.26%	0%	1.43

6.        Related Party Transactions

During the period ended June 30, 2013, the Company incurred payroll expense of $68,254 (December 31, 2012 - $16,000) to management and officers of the Company.

7.        Common Shares

a)
On November 6, 2012, the Company issued 1,000,000 founders share with a fair value of $1,000 to management and directors of the Company. The amounts have been recorded as contributed capital. Upon the reverse merger as described in Note 7b), these amounts have been recorded to additional paid-in capital.

b)
On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc. in exchange for the issuance of 10,000,000 common shares.  As part of the acquisition, the Company cancelled 150,000,000 issued and outstanding common shares held by the former President and Director of the Company and 1,000,000 founders’ shares held by the management and directors of Mobile Dynamic.

c)	On May 7, 2013, the Company issued 10,000,000 common shares at $0.0075 per share for proceeds of $75,000.
d)	As of June 30, 2013, the Company received subscription proceeds of $50,000. Refer to Note 8.

8.        Subsequent Events

a)	As of June 30, 2013, the Company received proceeds of $50,000 for issuance of common shares, which have not been issued as of the date of filing.
b)
On July 13, 2013, the Company acquired 100% of the members shares of Career Start, Inc., a company incorporated in the state of Florida, in exchange for the issuance of 47,142,858 restricted common shares.

Index to Financials

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pub Crawl Holdings, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Pub Crawl Holdings, Inc. (the “Company”), a development stage company, as of December 31, 2012 and the related statement of operations, stockholders’ deficit, and cash flows for the period from inception (November 6, 2012) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pub Crawl Holdings, Inc. as of December 31, 2012 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit since inception and is dependent upon the issuance of additional debt and the raising of equity capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

Houston, Texas
April 15, 2013

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Balance Sheet

December 31, 2012 $

ASSETS

Cash	103,241
Prepaid expenses	25

Total Assets	103,266

LIABILITIES

Current Liabilities

Accounts payable and accrued liabilities	20,341
Derivative liabilities (Note 5)	395,285

Total Current Liabilities	415,626

Convertible debenture, net of unamortized discount (Note 4)	5,144

Total liabilities	420,770

STOCKHOLDERS’ DEFICIT

Preferred Stock
Authorized: 500,000,000 preferred shares with a par value of $0.001 per share
Issued and outstanding: nil preferred shares	–

Common Stock
Authorized: 750,000,000 common shares with a par value of $0.001 per share
Issued and outstanding: 125,500,000 common shares	125,500

Additional Paid-In Capital	(125,500)

Accumulated Deficit during the Development Stage	(317,504)

Total Stockholders’ Deficit	(317,504)

Total Liabilities and Stockholders’ Deficit	103,266

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Statement of Operations

Period from November 6, 2012 (date of inception) to December 31, 2012 $

Revenue	–

Operating expenses

Consulting fees	25,000
General and administrative	6,816
Payroll	19,482
Professional fees	14,750

Total operating expenses	66,048

Loss from operations	(66,048)

Other (expense)

Loss on change in fair value of derivative liabilities	(245,285)
Interest expense	(6,171)

Total other (expense)	(251,456)

Net loss	(317,504)

Net loss per share, basic and diluted	(0.00)

Weighted average shares outstanding	80,583,333

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Statement of Cashflows

Period from November 6, 2012 (date of inception) to December 31, 2012
$
Operating Activities

Net loss for the period	(317,504)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible debenture	5,144
Loss on change in fair value of derivative liabilities	245,285

Changes in operating assets and liabilities:
Prepaid expenses and deposits	(25)
Accounts payable and accrued liabilities	20,341

Net cash used in operating activities	(46,759)

Financing Activities

Proceeds from issuance of convertible debentures	150,000

Net cash provided by financing activities	150,000

Increase in cash	103,241

Cash, beginning of period	–

Cash, end of period	103,241

Non-cash transactions

Discount on Convertible Note due to Derivative Liability	150,000
Effect of reverse merger	125,500

Supplemental Disclosures

Interest paid	–
Income tax paid	–

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS INC.
(A Development Stage Company)
Statement of Stockholders’ Deficit
From November 6, 2012 (Date of Inception) to December 31, 2012

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total
	#	$	$	$	$

Balance – November 6, 2012 (Date of Inception)	–	–	–	–	–

Issuance of founders’ shares	10,000,000	10,000	(10,000)	–	–

Effect of reverse merger	115,500,000	115,500	(115,500)	–	–

Net loss for the period	–	–	–	(317,504)	(317,504)
	–	–
Balance – December 31, 2012	125,500,000	125,500	(125,500)	(317,504)	(317,504)

(The accompanying notes are an integral part of these financial statements)

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

1.      Nature of Operations and Continuance of Business

Pub Crawl Holdings, Inc. (the “Company”) was incorporated in the state of Nevada on May 27, 2010. On June 14, 2010, the Company entered into an Assignment Agreement (the “Acquisition”) with PB PubCrawl.com LLC (“PubCrawl”), a California limited liability company, whereby the Company acquired a 100% interest in the member shares of PubCrawl in exchange for 5,000,000 common shares of the Company.  The Acquisition was accounted for in accordance with ASC 805-50, Related Issues, as the companies were under common control prior to acquisition. On September 3, 2012, the Company sold their rights to PubCrawl to the former President and Director of the Company. The Company is a development stage company as defined by FASB guidelines.

On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc. (“Mobile Dynamic”), a company incorporated in the state of Florida on November 6, 2012, in exchange for the issuance of 10,000,000 common shares.  As part of the acquisition, the Company cancelled 150,000,000 issued and outstanding common shares held by the former President and Director of the Company and the management and directors of Mobile Dynamic acquired 75,000,000 common shares of the Company in a private transaction with the former President and Director of the Company.  Effectively, Mobile Dynamic held 73% of the issued and outstanding common shares of the Company and the transaction has been accounted for as a reverse merger, where Mobile Dynamic is deemed to be the acquirer for accounting purposes.

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. During the period ended December 31, 2012, the Company has a working capital deficit of $312,360 and an accumulated deficit of $317,504. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.      Summary of Significant Accounting Policies

a)       Basis of Presentation and Principles of Consolidation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars.  The Company’s fiscal year end is December 31.

b)       Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)       Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.  As at December 31, 2012, the Company had no cash equivalents.

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

2.      Summary of Significant Accounting Policies (continued)

d)       Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at December 31, 2012, the Company had no potentially dilutive shares.

e)       Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and convertible debenture.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The following table represents assets and liabilities that are measured and recognized at fair value as of December 31, 2012, on a recurring basis:

Description	Level 1 $	Level 2 $	Level 3 $	Total Gains and (Losses) $
Derivative liabilities (Note 5)	-	-	395,285	(245,285)
Total	-	-	395,285	(245,285)

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

2.      Summary of Significant Accounting Policies (continued)

f)       Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740 “Accounting for Income Taxes” as of its inception. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in this financial statement because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

g)       Recent Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income” in Accounting Standards Update No. 2011-05. This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented. The adoption of ASU 2011-12 is not expected to have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

3.      Reverse Merger

On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc. (“Mobile Dynamic”), a company incorporated in the state of Florida on November 6, 2012, in exchange for the issuance of 10,000,000 common shares.  As part of the acquisition, the Company cancelled 150,000,000 issued and outstanding common shares held by the former President and Director of the Company and the management and directors of Mobile Dynamic acquired 75,000,000 common shares of the Company in a private transaction with the former President and Director of the Company.  Effectively, Mobile Dynamic held 73% of the issued and outstanding common shares of the Company and the transaction has been accounted for as a reverse merger, where Mobile Dynamic is deemed to be the acquirer for accounting purposes.

As part of the acquisition transaction, all assets and liabilities of Pub Crawl at the date of acquisition were assumed by the former management.

4.      Convertible Debentures

On December 6, 2012, the Company entered into a convertible promissory note agreement for $150,000. Pursuant to the agreement, the loan is unsecured, bears interest at 10% per annum, and is due on December 5, 2014. The note is also convertible into common shares at a conversion price equal to 25% of the average of the three lowest closing prices for the Company’s common shares in the ten trading days prior to conversion, at the option of the note holder, commencing on December 6, 2012.

In accordance with ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, the Company recognized the intrinsic value of the derivative of $150,000, and a full discount on the convertible debenture. During the period ended December 31, 2012, the Company recorded accretion expense of $5,144, and as at December 31, 2012, the convertible debenture is $5,144 with a remaining unamortized discount of $144,866.

5.      Derivative Liabilities

As at December 31, 2012, the following are the fair value of the derivative to account for the convertibility feature of the convertible debenture as well as the fact that there is no lower limit on the number of issuable common shares upon conversion:

December 31, 2012 $

Convertible promissory note, due December 5, 2014	395,285

On December 6, 2012 (issuance date), the Company recorded the initial fair value of the derivative liability at $497,557, and a loss on change in the fair value of the derivative liability of $347,557.  At December 31, 2012, the Company mark-to-market the fair value of the derivative liability to $395,285, and a gain on the change in fair value of the derivative liability of $102,272.  During the period ended December 31, 2012, the Company recorded a loss on the fair value of the derivative liability of $245,285. The fair value of the derivative financial liabilities was determined using the multinomial lattice models and the following assumptions:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)

At December 6, 2012 (issuance date)	318%	0.25%	0%	2.00
At December 31, 2012	312%	0.25%	0%	1.93

Index to Financials

PUB CRAWL HOLDINGS, INC.
(A Development Stage Company)
Notes to the Financial Statements

6.       Related Party Transactions

During the period ended December 31, 2012, the Company incurred payroll expense of $18,484 to the management and director of the Company.

7.       Common Shares

a)
On November 6, 2012, the Company issued 1,000,000 founders share with a fair value of $1,000 to management and directors of the Company. The amounts have been recorded as contributed capital. Upon the reverse merger as described in Note 7b), these amounts have been recorded to additional paid-in capital.

b)
On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc. in exchange for the issuance of 10,000,000 common shares.  As part of the acquisition, the Company cancelled 150,000,000 issued and outstanding common shares held by the former President and Director of the Company and 1,000,000 founders’ shares held by the management and directors of Mobile Dynamic.

8.       Income Taxes

The Company has $67,075 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2030.  The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% to net loss before income taxes for the period ended December 31, 2012 and had no uncertain tax positions as at December 31, 2012:

December 31, 2012 $

Net loss before taxes	(317,504)
Statutory rate	34%

Computed expected tax recovery	107,951
Permanent differences and other	(85,145)
Valuation allowance	(22,806)

Income tax provision	–

As at December 31, 2012, the Company has non-capital losses carried forward of $67,075, which are available to offset deferred years’ taxable income. These losses expire as follows:

$

2030	67,075

67,075

9.      Subsequent events

In accordance with ASC 855, we have evaluated subsequent events through the date of issuance of the financial statements, and did not have any material recognizable subsequent events.

Until _______________, 2013, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$88.39
Printing Expenses	0.00
Accounting Fees and Expenses	9,000.00
Legal Fees and Expenses	10,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	911.61
TOTAL	$20,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.         Section 4 of our Articles of Incorporation filed as Exhibit 3.1 to this registration statement.

2.         Article IX of our Bylaws filed as Exhibit 3.2 to this registration statement.

3.         Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

             During the last three years , the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended, since inception:

On October 15, 2012, we split our shares of common stock on the basis of 45 for 1.  After the split there were 265,500,000 shares of common stock outstanding, 225,000,000 of which were restricted shares of common stock and 40,500,000 shares were free trading having previous been sold in our public offering pursuant to our Form S-1 registration statement (SEC file no. 333-169818).

On November 28, 2012, the Company acquired 100% of the members shares of Mobile Dynamic Marketing, Inc., a company incorporated in the state of Florida on November 6, 2012, in exchange for the issuance of 10,000,000 shares of our common stock. The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that the persons receiving said shares were sophisticated investors, understood our business of the Company, and were given the same information that could be found in a Form S-1 registration statement.

On April 5, 2013, we issued 10,000,000 shares of common stock to one investor in consideration of $75,000.00.  A Form D was filed with the SEC.  The investor was an accredited investor and accordingly the transaction was exempt from registration pursuant to Reg. 506 of the Securities Act of 1933, as amended.

On June 10, 2013, we issued 5,555,555 shares of common stock to one investor in consideration of $50,000.00.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that the persons receiving said shares were sophisticated investors, understood our business and were given the same information that could be found in a Form S-1 registration statement.

On July 13, 2013, the Company acquired 100% of the members shares of Career Start, Inc., a company incorporated in the state of Florida in exchange for the issuance of 47,142,957 shares of our common stock. The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that the persons receiving said shares were sophisticated investors, understood our business and were given the same information that could be found in a Form S-1 registration statement.

On July 23, 2013, we issued 8,000,000 shares of common stock to one investor in consideration of $75,000.00.  The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that the persons receiving said shares were sophisticated investors, understood our business and were given the same information that could be found in a Form S-1 registration statement.

All securities sold contained a restrictive legend on the share certificate stating that the securities have not been registered under the Act and setting forth, or referring to the restrictions on transferability and sale of the securities. We did not use any underwriters with respect to the foregoing sales of its Common Stock. We did not, nor did any person acting on our behalf, offer or sell the securities by any form of general solicitation or general advertising.

ITEM 16.        EXHIBITS.

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit		Incorporated by reference			Filed
Number	Document Description	Form	Date	Number	Herewith

2.1	Exchange Agreement between Pub Crawl Holdings, Inc. and Mobile Dynamic Marketing, Inc.	8-K	1/31/13	2.1

2.2	Exchange Agreement with Career Start, Inc.				X

3.1	Articles of Incorporation - Pub Crawl.	S-1	10/07/10	3.1

3.2	Bylaws - Pub Crawl Holdings, Inc.	S-1	10/07/10	3.2

3.3	Articles of Incorporation - Mobile Dynamic Marketing, Inc.	10-K/A	4/16/13	3.2

3.4	Bylaws - Mobile Dynamic Marketing, Inc.	S-1	6/14/13	3.4

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.				X

10.1	Assignment Agreement between the Company, Peter Kremer, and PBPubCrawl.com, LLC dated June 14, 2010.	S-1	10/07/10	10.1

10.2	Form of Management Agreement between the Company and Peter Kremer dated June 22, 2010.	S-1	10/07/10	10.2

10.3	Promissory Note between the Company and Sun Valley Investments dated August 5, 2010.	S-1	10/07/10	10.3

10.4	Consulting Agreement between the Company and Voltaire Gomez dated September 23, 2010.	S-1	10/07/10	10.4

10.5	Settlement Agreement between the Company and Sun Valley Investments dated May 25, 2012.	8-K	08/11/12	10.1

10.6	Promissory Note between the Company and Deville Enterprises, Inc. dated June 1, 2012.	8-K	08/11/12	10.2

10.7	Convertible Note.				X

14.1	Code of Ethics.	S-1	10/07/10	14.1

21.1	List of Subsidiaries.	S-1	6/14/13	21.1

23.1	Consent of M&K CPAS, PLLC.	X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	X

101.INS	XBRL Instance Document.	X

101.SCH	XBRL Taxonomy Extension – Schema.	X

101.CAL	XBRL Taxonomy Extension – Calculations.	X

101.DEF	XBRL Taxonomy Extension – Definitions.	X

101.LAB	XBRL Taxonomy Extension – Labels.	X

101.PRE	XBRL Taxonomy Extension – Presentation.	X

ITEM 17.        UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Largo, Florida on September 27, 2013.

PUB CRAWL HOLDINGS INC.

BY:	BRIAN MCFADDEN
Brian McFadden
Principal Executive Officer and Director

BY:	MICHELLE PANNONI
Michelle Pannoni
Principal Financial Officer, Principal Accounting Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

BRIAN MCFADDEN	President, Principal Executive Officer, and a	September 27, 2013
Brian McFadden	member of the Board of Directors.

MICHELLE PANNONI	Secretary, Treasurer, Principal Financial Officer,	September 27, 2013
Michelle Pannoni	Principal Accounting Officer and a member of the Board of Directors

EXHIBIT INDEX

Exhibit		Incorporated by reference			Filed
Number	Document Description	Form	Date	Number	Herewith

2.1	Exchange Agreement between Pub Crawl Holdings, Inc. and Mobile Dynamic Marketing, Inc.	8-K	1/31/13	2.1

2.2	Exchange Agreement with Career Start, Inc.				X

3.1	Articles of Incorporation - Pub Crawl.	S-1	10/07/10	3.1

3.2	Bylaws - Pub Crawl Holdings, Inc.	S-1	10/07/10	3.2

3.3	Articles of Incorporation - Mobile Dynamic Marketing, Inc.	10-K/A	4/16/13	3.2

3.4	Bylaws - Mobile Dynamic Marketing, Inc.	S-1	6/14/13	3.4

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.				X

10.1	Assignment Agreement between the Company, Peter Kremer, and PBPubCrawl.com, LLC dated June 14, 2010.	S-1	10/07/10	10.1

10.2	Form of Management Agreement between the Company and Peter Kremer dated June 22, 2010.	S-1	10/07/10	10.2

10.3	Promissory Note between the Company and Sun Valley Investments dated August 5, 2010.	S-1	10/07/10	10.3

10.4	Consulting Agreement between the Company and Voltaire Gomez dated September 23, 2010.	S-1	10/07/10	10.4

10.5	Settlement Agreement between the Company and Sun Valley Investments dated May 25, 2012.	8-K	08/11/12	10.1

10.6	Promissory Note between the Company and Deville Enterprises, Inc. dated June 1, 2012.	8-K	08/11/12	10.2

10.7	Convertible Note.				X

14.1	Code of Ethics.	S-1	10/07/10	14.1

21.1	List of Subsidiaries.	S-1	6/14/13	21.1

23.1	Consent of M&K CPAS, PLLC.	X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	X

101.INS	XBRL Instance Document.	X

101.SCH	XBRL Taxonomy Extension – Schema.	X

101.CAL	XBRL Taxonomy Extension – Calculations.	X

101.DEF	XBRL Taxonomy Extension – Definitions.	X

101.LAB	XBRL Taxonomy Extension – Labels.	X

101.PRE	XBRL Taxonomy Extension – Presentation.	X